Exhibit 99.1

Hudson Pacific Properties, Inc. Announces Second Quarter 2010

Financial Results

Los Angeles, CA, August 9, 2010 – Hudson Pacific Properties, Inc. (the “Company”) (NYSE: HPP) today announced financial results for the second quarter ended June 30, 2010.

Financial Results

For the second quarter of 2010, the Company reported a net loss of $2.8 million, compared to a net loss of $0.1 million a year ago. Net loss for the first six months of 2010 was $2.2 million, compared to net income of $0.1 million in the first six months of the prior year.

Second quarter 2010 results include a one-time, $2.4 million expense for transaction costs related to the Company’s initial public offering on June 23, 2010.

“The second quarter was a milestone period for Hudson Pacific, as we took the Company public on June 23, raising more than $270 million in gross proceeds,” said Mr. Victor J. Coleman, Chairman and Chief Executive Officer of the Company. “This new capital will enable us to acquire new properties and take advantage of the prime opportunities to which we have access while retaining our low leverage levels.”

Combined Operating Results For The Three Months Ended June 30, 2010

Total revenue during the quarter increased 2.4% to $11.1 million from $10.8 million a year ago. The increase in total revenue was attributed to a $0.6 million increase in rental revenue to $8.2 million, which was partially offset by a $0.4 million decrease in other property-related revenue to $1.9 million.

Total operating expenses increased 6.0% to $9.3 million from $8.8 million a year ago. The increase in total operating expenses was primarily the result of a $0.2 million increase in office operating expenses and a $0.3 million increase in depreciation and amortization expense.

Income from operations was $1.8 million, compared to income from operations of $2.0 million a year ago.

Interest expense during the second quarter remained relatively flat compared to the same period of 2009.

Acquisition-related expense during the second quarter was $2.4 million, with no comparable expense for the same period a year ago. The increase was due to one-time transaction costs relating to the Company’s acquisition of properties in connection with its IPO and related formation transactions.

Segment Operating Results For the Three Months Ended June 30, 2010

Office Properties

Total revenue at the Company’s office properties increased 23.0% to $3.7 million from $3.0 million in the second quarter of 2009. The increase was primarily the result of a $0.7 million increase in rental revenue to $3.3 million, which was largely attributable to improved occupancy.

Office property operating expenses increased 10.4% to $1.6 million from $1.5 million a year ago.

At June 30, 2010, the Company’s office portfolio was 85.9% leased and 80.2% occupied. During the quarter, the Company signed five new and renewal leases totaling 11,086 square feet.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties decreased 5.7% to $7.3 million from $7.8 million in the second quarter of 2009. The decline was primarily the result of a $0.4 million decrease in other property-related revenue.

Total media and entertainment expenses remained relatively flat compared to the same period a year ago.

At June 30, 2010, the Company’s media and entertainment portfolio was 67.1% leased.

Combined Operating Results For The Six Months Ended June 30, 2010

For the first six months of 2010, total revenue was $22.1 million, a decrease of 1.3% from $22.4 million in the same period the prior year. Total operating expenses remained relatively flat compared to the same period a year ago. As a result, income from operations was $4.3 million, compared to income from operations of $4.6 million during the first six months of 2009. Acquisition-related expense during the first six months of 2010 was $2.4 million, with no comparable expense for the same period a year ago. The increase was due to one-time transaction costs relating to the Company’s acquisition of properties in connection with its IPO and related formation transactions. Interest expense during the first six months of 2010 was relatively flat compared to the same period of 2009.

Balance Sheet

At June 30, 2010, the Company had total real estate assets of $487.9 million, in addition to cash and cash equivalents of $84.5 million. At June 30, 2010, the Company had availability of approximately $77.0 million on its undrawn, $200 million secured credit facility.

Initial Public Offering

On June 29, 2010, the Company completed an initial public offering and concurrent private placement at $17.00 per share of common stock. Including the exercise of the underwriters’ over-allotment option, the Company generated $270.2 million in total gross proceeds. Of the total, $217.6 million was from the public offering of common stock, $32.6 million was from the exercise of the over-allotment option and $20.0 million was from a private placement investment by Victor J. Coleman, the Company’s Chairman and Chief Executive Officer, and certain investment funds affiliated with Farallon Capital Management, L.L.C.

Supplemental Information

Supplemental financial information regarding the Company’s second quarter 2010 results may be found in the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call

The Company will host a conference call at 10 a.m. PDT / 1 p.m. EDT on Tuesday, August 10, 2010, to discuss results for the second quarter of 2010. To participate in the event by telephone, please dial (877) 941-2069 five to 10 minutes prior to the start time (to allow time for registration) and use conference ID 4329153. International callers should dial (480) 629-9713 and use the same conference ID number. A digital replay of the conference call will be available beginning August 10, 2010, at 1 p.m. PDT / 4 p.m. EDT, through August 17, 2010, at 8:59 p.m. PDT / 11:59 p.m. EDT. To access the replay, dial (877) 870-5176 (U.S.), and use conference ID 4329153. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at www.hudsonpacificproperties.com. To listen to the live webcast, please visit the site at least 15 minutes prior to the start of the call in order to register, download and install any necessary audio software. A replay of the call will also be available for 90 days on the Company’s Web site.

About Hudson Pacific Properties

Hudson Pacific Properties, Inc. is a full-service, vertically integrated real estate company focused on owning, operating and acquiring high-quality office properties and state-of-the-art media and entertainment properties in select growth markets primarily in Northern and Southern California. The Company’s investment strategy is focused on high barrier-to-entry, in-fill locations with favorable, long-term supply-demand characteristics. These markets include Los Angeles, Orange County, San Diego, San Francisco, Silicon Valley and the East Bay. The Company’s portfolio includes eight properties totaling approximately 2.0 million square feet, strategically located in many of the Company’s target markets. The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a real estate investment trust, or REIT, for federal income tax purposes, commencing with the taxable year ending December 31, 2010. For more information, please visit www.hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s final prospectus dated June 23, 2010, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Investor Contact:

Hudson Pacific Properties, Inc.

Mark Lammas

Chief Financial Officer

(310) 445-5700

Addo Communications, Inc.

Andrew Blazier

(310) 829-5400

andrewb@addocommunications.com

Media Contact:

Casey & Sayre

Karen Diehl

(310) 473-8090

kdiehl@cswpr.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc.

Combined Balance Sheets

As of June 30, 2010 and December 31, 2009

(Unaudited and in thousands, except per share data)

	June 30, 2010	December 31, 2009
ASSETS
Investment in real estate, net
Land	$204,213	$193,042
Land improvements	10,537	10,220
Building and improvements	259,294	196,495
Tenant improvements	19,113	14,344
Furniture and fixtures	11,248	11,097

	504,405	425,198
Accumulated depreciation	(21,442)	(16,868)

	482,963	408,330
Property under development	4,973	4,148

Total Investment in real estate	487,936	412,478

Cash and cash equivalents	84,509	4,217
Restricted cash	2,320	3,709
Accounts receivable, net of allowance of $216 and $308	1,724	1,273
Straight-line rent receivables	4,279	2,935
Lease intangibles, net	22,288	15,028
Goodwill	8,754	-
Prepaid expenses and other assets	9,970	8,594

TOTAL ASSETS	$621,780	$448,234

LIABILITIES AND EQUITY
Notes payable	$94,020	$189,518
Accounts payable and accrued liabilities	5,860	6,026
Below-market leases	12,259	11,636
Security deposits	3,976	2,939
Prepaid rent	9,706	11,102
Interest rate contracts	78	425

TOTAL LIABILITIES	125,899	221,646

6.25% Series A Cumulative Redeemable Preferred units of the Operating Partnership	12,475	-

EQUITY
Members’ equity	-	223,240
Hudson Pacific Properties, Inc. stockholders’ equity:
Common stock, $0.01 par value 490,000,000 authorized, 22,211,817 outstanding at June 30, 2010	222	-
APIC	434,484	-
Accumulative Earnings	(2,177)	-

Total Stockholders’ Equity	432,529	-

Non-controlling interests:		-
Members in consolidated real estate entities	-	3,348
Unitholders in the Operating Partnership	50,877	-

	50,877	3,348

TOTAL EQUITY	483,406	226,588

TOTAL LIABILITIES AND EQUITY	$621,780	$448,234

Hudson Pacific Properties, Inc.

Combined Statements of Operations

(Unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
REVENUES
Office
Rental	$3,285	$2,591	$6,265	$5,449
Tenant recoveries	374	397	785	939
Other	79	50	160	113

Total office revenues	3,738	3,038	7,210	6,501

Media & Entertainment
Rental	4,944	4,990	10,229	10,389
Tenant recoveries	449	455	816	877
Other property-related revenue	1,949	2,330	3,800	4,559
Other	7	15	13	39

Total media & entertainment revenue	7,349	7,790	14,858	15,864

Total revenues	11,087	10,828	22,068	22,365

OPERATING EXPENSES
Office operating expenses	1,639	1,485	2,837	2,788
Media & entertainment operating expenses	4,719	4,610	9,249	9,358
General and administrative	-	-	-	-
Depreciation and amortization	2,955	2,688	5,668	5,605

Total operating expenses	9,313	8,783	17,754	17,751

Income from operations	1,774	2,045	4,314	4,614

OTHER EXPENSE (INCOME)

Interest expense	2,331	2,181	4,413	4,471
Interest income	(3)	(2)	(6)	(5)
Unrealized (gain) loss of interest rate contracts	(140)	(96)	(347)	(104)
Acquisition-related expenses	2,433	-	2,433	-
Other	-	33	-	123

	4,621	2,116	6,493	4,485
Net income (loss) before non-controlling interests	$(2,847)	$(71)	$(2,179)	$129

Less: Net dividends attributable to preferred non-controlling partnership interest	(4)	-	(4)	-
Less: Net income attributable to restricted shares	-	-	-	-
Add: Net income (loss) attributable to non-controlling Members in consolidated real estate entities	32	3	29	(8)
Add: Net loss attributable to Unitholders in the Operating Partnership	256	-	256	-

Income (loss) attributable to Hudson Pacific Properties, Inc. shareholders’ / controlling member’s equity	$(2,563)	$(68)	$(1,898)	$121